Exhibit 5.1

BILZIN SUMBERG BAENA PRICE & AXELROD LLP

2500 Wachovia Financial Center

200 South Biscayne Boulevard

Miami, Florida 33131-2336

November 3, 2009

TradeStation Group, Inc.

8050 SW 10th Street

Suite 4000

Plantation, Florida 33324

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 4,850,000 shares (the “Shares”) of your Common Stock, $0.01 par value per share, reserved for issuance under the TradeStation Group, Inc. Amended and Restated Incentive Stock Plan and the TradeStation Group, Inc. Amended and Restated Nonemployee Director Stock Option Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

It is our opinion that, when issued and sold in the manner described in the Registration Statement and the related prospectus, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Bilzin Sumberg Baena Price & Axelrod LLP
BILZIN SUMBERG BAENA PRICE & AXELROD LLP